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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 25, 2007, except for Note 18 (a) as to which the date is May 7, 2007, Note 18 (f) as to which the date is May 10, 2007, Note 18 (c) and (e) as to which the date is May 15, 2007, Note 18 (b) as to which the date is May 17, 2007, Note 18 (d) as to which the date is June 6, 2007, Note 18 (h) as to which the date is June 26, 2007, and Note 18 (g) as to which the date is July 16, 2007 relating to the consolidated financial statements of Paragon Shipping Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
July 18, 2007

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  Exhibit 23.2